Exhibit 10.27
MCJUNKIN RED MAN HOLDING CORPORATION
RESTRICTED STOCK AWARD AGREEMENT
     THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), made as of September 10, 2009 (the “Grant Date”), between McJunkin Red Man Holding Corporation, a Delaware corporation (the “Company”), PVF Holdings LLC, a Delaware limited liability company (solely for purposes of Section 20 hereof) (“PVF LLC”), and Len Anthony (the “Grantee”).
     WHEREAS, the Company has adopted the McJ Holding Corporation 2007 Restricted Stock Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan; and
     WHEREAS, the Committee has determined to grant to the Grantee such award of restricted common stock of the Company as provided herein (the “Restricted Stock”).
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Grant of Restricted Stock.
          The Company hereby grants to the Grantee an award of 7,300 shares of Restricted Stock (the “Award”). The shares of Restricted Stock granted pursuant to the Award shall be issued in the form of book-entry shares in the name of the Grantee as soon as reasonably practicable after the Grant Date and shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 8 hereof.
     2. Restrictions on Transfer.
          The shares of Restricted Stock issued under this Agreement may not be sold, transferred, assigned or otherwise disposed of, may not be pledged or otherwise hypothecated, and shall be subject to the terms of the Stockholders Agreement.
     3. Lapse of Restrictions Generally.
          Except as provided in Sections 4 and 5 hereof, 100% of the number of shares of Restricted Stock issued hereunder shall vest, and the restrictions with respect to such Restricted Stock shall lapse, on the fifth (5th) anniversary of the Grant Date, subject to the Grantee’s continued service.
     4. Accelerated Vesting.

          In the event of a Transaction, or upon the termination of the Grantee’s service due to the Grantee’s death or Disability, at any time on or after the Grant Date, all shares of Restricted Stock which have not become vested in accordance with Section 3 hereof shall vest, and the restrictions and conditions applicable to such Restricted Stock shall be deemed to have lapsed immediately prior to the occurrence such event.
     5. Forfeiture of Restricted Stock.
          Any and all shares of Restricted Stock (whether or not vested) shall be forfeited and shall revert to the Company upon the termination by the Company or any of its subsidiaries of the Grantee’s service for Cause. Any and all shares of restricted stock which have not vested pursuant to Sections 3 or 4 hereof shall be forfeited and shall revert to the Company upon the termination of the Grantee’s service to the Company for any reason other than by the Company or any of its subsidiaries for Cause.
     6. Delivery of Restricted Stock.
          Certificates or evidence of book-entry shares with respect to shares of Restricted Stock in respect of which the restrictions have lapsed pursuant to Section 3 or 4 hereof shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Stock have lapsed, free of all restrictions hereunder. Any certificates for shares of Restricted Stock shall be held by the Company on behalf of the Grantee until such time as the shares represented by such certificates are transferred as permitted by the Stockholders Agreement.
     7. Stockholders Agreement.
          In consideration of the Award, the Grantee agrees that the Grantee shall become a party to the Stockholders Agreement.
     8. Execution of Agreements.
          The shares of Restricted Stock granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of (i) this Agreement and (ii) the Stockholders Agreement.
     9. No Right to Continued Service.
          Nothing in this Agreement shall confer upon the Grantee any right to continuance of service as a Board member.
     10. Withholding of Taxes.

          Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of evidence of book-entry shares with respect to shares of Restricted Stock in respect of which all restrictions have lapsed, the Grantee (or the Grantee’s estate) shall be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of such Restricted Stock, or any payment or transfer under, or with respect to, such Restricted Stock, and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Grantee shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder.
     11. Modification of Agreement.
          This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.
     12. Severability.
          Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
     13. Governing Law.
          The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.
     14. Successors in Interest.
          This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
     15. No Liability.
          No member of the Board shall be liable for any action or determination made in good faith with respect to this Award or this Agreement.
     16. Resolution of Disputes.

          Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its subsidiaries for all purposes.
     17. Entire Agreement.
          This Agreement and the terms and conditions of the Stockholders Agreement constitute the entire understanding between the Grantee and the Company and its subsidiaries with respect to the Award, and supersede all other agreements, whether written or oral, with respect to the Award.
     18. Headings.
          The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     19. Accredited Investor Status Representation of Grantee.
          Please check the box next to any of the following statements that apply:
☑	Your individual net worth, or joint net worth with your spouse, as of the date hereof, exceeds $1,000,000;

☑	You had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of those years, and have a reasonable expectation of reaching the same income level in the current year; or

☐	None of the statements above apply.
     20. Adoption of Stockholders Agreement.
          The parties hereto agree that, upon the grant of the Restricted Stock hereunder, the Grantee shall be made a party to the Management Stockholders Agreement among PVF LLC (formerly known as McJ Holding LLC), the Company, and the other parties thereto (the “Stockholders Agreement”), as an “Executive” (as defined in the Stockholders Agreement) with the rights and obligations of holders of “Stock” (as defined in the Stockholders Agreement) and the Grantee hereby agrees to become a party to the Stockholders Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Stockholders Agreement that are applicable to an Executive with such rights and obligations. Execution and delivery of this Agreement by the Grantee shall also constitute execution and delivery by the Grantee of the Stockholders Agreement, without further action of any party. A copy of the Stockholders Agreement is attached hereto as Exhibit A. In addition to the representations and warranties in the Stockholders Agreement that Grantee makes as an Executive, the Grantee represents and warrants to the Company that (a) the Grantee has carefully reviewed the Stockholders Agreement and has also reviewed all other documents the Grantee deems necessary or desirable in order for the Grantee to become a party to the Stockholders Agreement (by executing this Agreement); (b) the Grantee has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Stockholders Agreement and the terms and conditions thereof that the Grantee deems necessary; and (c) this Agreement (and by executing this Agreement, the Stockholders Agreement) has been duly executed and delivered by Grantee and constitutes a valid and binding agreement of Grantee enforceable against the Grantee in accordance with its terms and the terms of the Stockholders Agreement.
     21. Counterparts.
          This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Grant Date.

MCJUNKIN RED MAN HOLDING CORPORATION
By:	/s/ Stephen W. Lake
	Name:	Stephen W. Lake
Title: Executive Vice-President, General Counsel and Corporate Secretary

PVF HOLDINGS LLC (for purposes of Section 20 only)
By:	/s/ Stephen W. Lake
	Name:	Stephen W. Lake
Title: Executive Vice-President, General Counsel and Corporate Secretary

GRANTEE
By:	/s/ Leonard M. Anthony
	Name:	Len Anthony